Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF THAT JURISDICTION

24 September 2010

RECOMMENDED CASH OFFER

for

INTEC TELECOM SYSTEMS PLC

by

CSG SYSTEMS INTERNATIONAL, INC.

(to be implemented by way of a Scheme of Arrangement

under Part 26 of the Companies Act 2006)

Summary

•

The boards of directors of CSG and Intec are pleased to announce that they have reached agreement on the terms of a recommended cash offer, to be made by a wholly-owned subsidiary undertaking of CSG, for the entire issued and to be issued share capital of Intec.

•

Under the terms of the Acquisition, Scheme Shareholders will receive 72.0 pence in cash for each Intec Share. It is intended that the Acquisition will be implemented by way of a court-sanctioned Scheme of Arrangement under Part 26 of the 2006 Act.

•	The Acquisition values Intec’s entire issued and to be issued share capital at approximately £236.7 million.

•	The offer price of 72.0 pence per Intec Share represents:

•

a premium of 44.0 per cent. to the closing share price of 50.0 pence per Intec Share at close of business on 22 July 2010, and a premium of 30.3 per cent. to the price of 55.25 pence per Intec Share at close of business on 23 July 2010, being the last Business Day before Intec entered into an offer period, as defined by the City Code;

•	a premium of 25.6 per cent. to the average closing price of 57.3 pence per Intec Share for the three month period up to and including 22 July 2010; and

•	a multiple of 1.2× EV / FY 2010 revenue and 1.1× EV / FY 2011E revenue based on IBES consensus estimates as of 23 September 2010.

•

The directors of Intec, who have been so advised by RBS Hoare Govett, consider the terms of the Acquisition to be fair and reasonable. In providing their advice, RBS Hoare Govett has taken into account the commercial assessments of the directors of Intec.

•

The directors of Intec intend to recommend unanimously that Intec Shareholders vote in favour of the Scheme and the resolutions to be proposed at the Court Meeting and the General Meeting, as those directors that hold Intec Shares have irrevocably undertaken to do in respect of their entire beneficial holdings of Intec Shares and those of their family members (representing approximately 0.23 per cent. of the existing issued share capital of Intec).

•

General Atlantic, which has a beneficial holding of Intec Shares representing approximately 11.85 per cent. of Intec’s existing issued share capital, has irrevocably undertaken to vote in favour of the Scheme and the resolutions to be proposed at the Court Meeting and the General Meeting in respect of its entire beneficial holding.

•

The Scheme Document, containing further information about the Acquisition and notices of the Court Meeting and General Meeting, together with the forms of proxy, will be posted to Intec Shareholders and (for information purposes only) participants in the Intec Share Schemes as soon as practicable (and, in any event, not later than 22 October 2010, unless otherwise agreed with the Panel). The Acquisition is conditional on, among other things, the sanction of the Scheme by the Court and the approval by a majority in number of Scheme Shareholders voting at the Court Meeting, representing not less than 75 per cent. in value of the Scheme Shares that are eligible to vote and voted.

•	The Acquisition has a sound strategic rationale:

•	the combination of CSG and Intec would create a global leader in Business Support Systems (“BSS”); and

•	the two companies are highly complementary in nature, with minimal overlap in products, clients and infrastructure.

•	CSG will finance the Acquisition by utilising its existing cash resources and new debt facilities.

Commenting on the Acquisition, Peter E. Kalan, Chief Executive Officer of CSG, said:

“The communications industry is dramatically changing. Consumers have more choices for content, devices and providers. This has created an opportunity for service providers to differentiate their offerings by being more flexible and responsive to the end consumers. We believe that both Intec’s broad suite of solutions aimed at fixed mobile and next generation networks and CSG’s extensive customer interaction management suite will be attractive to one another’s customer base as well as service providers worldwide.

As a result, we are today making an all-cash offer which represents excellent value for Intec’s shareholders. The strategic and commercial merits of combining CSG and Intec are compelling, and we are very excited about the potential that this transaction creates.”

Commenting on the Acquisition, Andrew Taylor, Chief Executive Officer of Intec, said:

“The combination of CSG and Intec represents a major event in the BSS marketplace, with the creation of a global leader with significant product scope and scale across multiple geographies and multiple customer segments. Together, we will have a significant global market position, and will enhance our customer relevancy through the combination of first class product and service delivery capabilities, enhanced by over 3,500 employees, spread globally and focused on delivering value to our customers and to our other stakeholders. Given the increasingly difficult market conditions, and the importance of scale and relevancy to our customers, this combination represents a good deal for Intec and provides certainty for our shareholders and a bright future for our employees and our customers.”

Greenhill is acting as exclusive financial adviser to CSG. RBS Hoare Govett is acting as exclusive financial adviser to Intec.

This summary should be read in conjunction with the full text of the following announcement (including the Appendices). The Acquisition will be subject to the Conditions and further terms set out in Appendix I to this announcement and to the full terms and Conditions to be set out in the Scheme Document. Appendix II to this announcement contains the bases and sources of certain information contained in this announcement. Appendix III provides details of the irrevocable undertakings received by CSG. Appendix IV contains definitions of certain terms used in this summary and this announcement.

In accordance with Rule 19.11 of the City Code, a copy of this announcement will be published on the following websites: www.csgsystems.com and www.intecbilling.com.

Enquiries

CSG

Elise Brassell (Media)	+1 303 804 4962 / +1 303 378 2972

Liz Bauer (Investors)	+1 303 804 4065 / +1 303 915 6559

Intec

Charles Palmer (Media) +44 (0)20 7831 3113
Juliet Clarke Haya Herbert-Burns

Andrew Taylor (Investors)	+44 (0)1483 745800
Robin Taylor

Greenhill (financial adviser to CSG)

London:	+44 (0) 20 7198 7400
Brian Cassin Pieter-Jan Bouten

New York: Dhiren Shah	+1 212 389 1500

RBS Hoare Govett (financial adviser to Intec)

London: Simon Hardy	+ 44 (0) 20 7678 8000

Alex Garton

Graham Hertrich

Further Information

This announcement is not intended to and does not constitute or form part of an offer or invitation to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of the securities in any jurisdiction in contravention of applicable law. Any vote in respect of the Scheme or other response in relation to the Acquisition should be made only on the basis of the information in the Scheme Document or any document by which the Acquisition is made. Intec will prepare the Scheme Document to be distributed to Intec Shareholders. Intec and CSG urge Intec Shareholders to read the Scheme Document when it becomes available because it will contain important information relating to the Acquisition. Intec Shareholders may obtain a free copy of the Scheme Document, when it becomes available, from either Intec’s registered office or RBS Hoare Govett.

Whether or not certain Intec Shares are voted at the Court Meeting or the General Meeting, if the Scheme becomes Effective, those Intec Shares will be cancelled pursuant to the Scheme in return for the payment of 72.0 pence in cash per Intec Share.

Greenhill, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for CSG and no one else in connection with the Acquisition and this announcement and will not be responsible to anyone other than CSG for providing the protections afforded to clients of Greenhill or for providing advice in connection with the Acquisition or any matter referred to herein.

RBS Hoare Govett, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Intec and no one else in connection with the Acquisition and this announcement and will not be responsible to anyone other than Intec for providing the protections afforded to clients of RBS Hoare Govett or for providing advice in connection with the Acquisition or any matter referred to herein.

Overseas Jurisdictions

The availability of the Acquisition to Intec Shareholders who are not resident in and citizens of the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. Further details in relation to overseas shareholders will be contained in the Scheme Document.

The release, publication or distribution of this announcement in jurisdictions other than in the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person. This announcement has been prepared for the purposes of complying with English law, the Listing Rules, the rules of the London Stock Exchange and the City Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of any jurisdiction outside the United Kingdom.

The Acquisition will not be made, directly or indirectly, in, into or from any jurisdiction where to do so would violate the laws in that jurisdiction. Accordingly, copies of this announcement and formal documentation relating to the Acquisition will not be and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would violate the laws of that jurisdiction.

Notice to US investors

US Holders should note that the Acquisition relates to the shares of a UK company, is subject to UK disclosure requirements (which are different from those of the United States) and is proposed to be made by means of a scheme of arrangement provided for under English law. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules under the US Exchange Act. Accordingly, the Scheme is subject to the disclosure requirements and practices applicable in the UK to schemes of arrangement which differ from the disclosure requirements of the United States tender offer rules. Financial information included in this announcement has been prepared, unless specifically stated otherwise, in accordance with accounting standards applicable in the UK and thus may not be comparable to the financial information of United States companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. If CSG exercises its right to implement the Acquisition by way of a Takeover Offer, the Takeover Offer will be made in compliance with applicable United States laws and regulations.

The receipt of cash pursuant to the Acquisition by a US Holder as consideration for the cancellation of its Intec Shares pursuant to the Scheme may be a taxable transaction for United States federal income tax purposes and under applicable United States state and local, as well as foreign and other, tax laws. Each Intec Shareholder is urged to consult his independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to him.

It may be difficult for US Holders to enforce their rights and any claim arising out of the US federal securities laws, since Intec is located in a non-US jurisdiction, and some or all of its officers and directors may be residents of a non-US jurisdiction. US Holders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgement.

In accordance with normal UK practice and pursuant to Rule 14e-5(b) of the US Exchange Act, CSG or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Intec Shares outside of the United States, other than pursuant to the Acquisition, until the date on which the Acquisition and/or Scheme becomes effective, lapses or is otherwise withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the UK, will be reported to the Regulatory News Service of the London Stock Exchange and will be available on the London Stock Exchange website at http://www.londonstockexchange.com/prices-and-news/pricesnews/home.htm.

Forward-looking Statements

This announcement (including information incorporated by reference in this announcement), oral statements made regarding the Acquisition, and other information published by CSG and Intec contain statements that are or may be deemed to be “forward-looking statements”, including for the purposes of the US Private Securities Litigation Reform Act of 1995. These statements are prospective in nature and are not based on historical facts, but rather on the current expectations of the management of CSG and Intec about future events and are naturally subject to uncertainty and changes in circumstances which could cause actual events to differ materially from the future events expected or implied by the forward-looking statements. The forward-looking statements contained herein include statements about the expected effects of the Acquisition on Intec, CSG, the expected timing and scope of the Acquisition, synergies, other strategic options and all other statements in this announcement other than historical facts. Forward-looking statements may (but will not always) include, without limitation, statements typically containing words such as “targets”, “plans”, “aims”, “intends”, “expects”, “anticipates”, “believes”, “estimates”, “will”, “may”, “budget”, “forecasts” and “should” and words of similar import. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. These forward-looking statements are not guarantees of future performance and have not been reviewed by the auditors of CSG or Intec. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the satisfaction of the Conditions to the Acquisition, as well as additional factors, such as changes in economic conditions, changes in the level of capital investment, success of business and operating initiatives and restructuring objectives, customers’ strategies and stability, changes in the regulatory environment, fluctuations in interest and exchange rates, the outcome of litigation, government actions and natural phenomena such as floods, earthquakes and hurricanes. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Investors should not place undue reliance on any forward-looking statements and neither CSG nor Intec, nor any of their respective advisors, associates, directors or officers undertakes any obligation to update publicly, express by disclaim or revise forward looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required or provides any representation, assurance or guarantee that the occurrence of events expressed or implied in any forward-looking statement in this announcement will actually occur.

Not a profit forecast

No statement in this announcement is intended as a profit forecast or profit estimate and no statement in this announcement should be interpreted to mean that the future earnings per share of the CSG group as enlarged by the Acquisition, CSG and/or Intec for current or future financial years will necessarily match or exceed the historical or published earnings per share of CSG or Intec.

Dealing Disclosure Requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th Business Day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th Business Day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the Business Day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF THAT JURISDICTION

24 September 2010

RECOMMENDED CASH OFFER

for

INTEC TELECOM SYSTEMS PLC

by

CSG SYSTEMS INTERNATIONAL, INC.

(to be implemented by way of a Scheme of Arrangement

under Part 26 of the Companies Act 2006)

1.	Introduction

The boards of directors of CSG and Intec are pleased to announce that they have reached agreement on the terms of a recommended cash offer, to be made by a wholly-owned subsidiary undertaking of CSG, for the entire issued and to be issued share capital of Intec.

2.	The Acquisition

It is intended that the Acquisition will be implemented by way of a court-sanctioned scheme of arrangement under Part 26 of the 2006 Act.

Under the terms of the Acquisition, which will be subject to the Conditions and further terms set out in Appendix I to this announcement and to be set out in the Scheme Document, Scheme Shareholders at the Scheme Record Time will be entitled to receive:

for each Intec Share	72.0 pence in cash

The Acquisition values Intec’s entire issued and to be issued share capital at approximately £236.7 million and provides Intec Shareholders with a significant premium to Intec’s share price on 22 July 2010.

The offer price of 72.0 pence per Intec Share represents:

•	a premium of 44.0 per cent. to the closing share price of 50.0 pence per Intec Share at close of business on 22 July 2010, and a premium of 30.3 per cent. to the price of 55.25 pence per Intec

Share at close of business on 23 July 2010, being the last Business Day before Intec entered into an offer period, as defined by the City Code;

•	a premium of 25.6 per cent. to the average closing price of 57.3 pence per Intec Share for the three month period up to and including 22 July 2010; and

•	a multiple of 1.2x EV / FY 2010 revenue and 1.1x EV / FY 2011E revenue based on IBES consensus estimates as of 23 September 2010.

3.	Recommendation

The directors of Intec, who have been so advised by RBS Hoare Govett, consider the terms of the Acquisition to be fair and reasonable. In providing their advice, RBS Hoare Govett has taken into account the commercial assessments of the directors of Intec.

The directors of Intec intend to recommend unanimously that Intec Shareholders vote in favour of the Scheme and the resolutions to be proposed at the Court Meeting and the General Meeting, as those directors that hold Intec Shares have irrevocably undertaken to do in respect of their entire beneficial holdings of Intec Shares and those of their family members (representing approximately 0.23 per cent. of the existing issued share capital of Intec).

4.	Background to, and reasons for, the Acquisition

CSG and Intec have had good relations for years and mutual appreciation of the strength and market position of each of their respective businesses. The two companies are highly complementary in nature, as there is minimal overlap of products, clients and infrastructure. This has enabled CSG and Intec to develop an open and constructive relationship at the corporate and senior executive level. Given the strength of the businesses’ market positions in their respective territories, the management teams are confident that a combination of the two businesses would create a global leader in the BSS space.

5.	Strategic Rationale

The communications industry is going through great change - convergence of services, technologies, networks and increased competition and consumer choice. This is creating both challenges and opportunities for the communications service providers and the vendors that serve the communications industry.

The combination of CSG and Intec would create a stronger, better positioned BSS provider serving the global communications industry.

We believe the combined entity would:

•

represent the second largest specialist BSS provider serving the worldwide communications industry with a broader and deeper suite of solutions aimed at helping providers roll out new products/services and operate more efficiently and effectively;

•	possess strong domain expertise in voice, video and content;

•

have a highly attractive end-to-end customer interaction management platform, combining mediation, billing, rating, charging, product catalog, customer care, web self-service, analytics, interactive messaging, interconnect services, workforce management and marketing services;

•	support flexible delivery models, from on-site software delivery to outsourced processing models, supported by complementary professional services offerings;

•

have combined estimated CY 2010 revenues of approximately US$760 million and combined estimated R&D spend of approximately US$100 million (based on IBES and First Call consensus estimates), which will be leveraged over a larger addressable base;

•	be well positioned to grow revenues within the BSS markets in which it operates;

•	generate strong operating results and cash flows;

•	be accretive to CSG’s non-GAAP earnings per share within the first year;

•	have greater operating scale, be well capitalized, and have a strong balance sheet.

In addition, the combined entity would have an expanded and diversified customer base, serving customers in various industries, including cable / Direct Broadcast Satellite (“DBS”) / telecommunications, financial services, healthcare, utilities, retail, content and entertainment industries, with not more than 20 per cent. of its revenues coming from any one customer.

Currently approximately 85 per cent. of CSG’s revenues come from the US cable and DBS industry, with two thirds of its revenues coming from its top four customers. Upon completion of the Acquisition, approximately 60 per cent. of the combined company’s revenues will come from US cable and DBS and less than half of its revenues will come from its top four customers.

We believe that the combination of CSG and Intec would enhance the long-term growth opportunities for both companies and would create a global enterprise with the resources and investment capability to deliver high-quality solutions and results for its customers, shareholders and employees over the long term.

6.	Information on CSG

CSG (NASDAQ: CSGS) is a customer interaction management company that provides software-and-services based solutions that help clients engage and transact with their customers. It is a leading provider of customer management and billing solutions to North American cable and DBS companies. CSG’s top four clients are Comcast, DISH Networks, Time Warner Cable and Charter Communications, who collectively account for two thirds of its revenues.

In addition, CSG provides its customer interaction management solutions to clients in the financial services, healthcare, utilities and other industries. Today, CSG’s solutions reach more than half of all US households each month. CSG manages over US$36 billion in transactions annually on its clients’ behalf. CSG is headquartered in Englewood, Colorado. It employs over 2,000 people in North America.

CSG is listed on the NASDAQ Stock Exchange. As at 23 September 2010, it had a market capitalisation of US$714.3 million.

For the financial year ended 31 December 2009, CSG achieved revenues of US$500.7 million, operating income of US$74.7 million and net operating cash flow of US$153.1 million. As at 31 December 2009, CSG had total assets of US$561.7 million.

For the six months ended 30 June 2010, CSG’s unaudited financial statements recorded revenues of US$261.6 million, operating income of US$31.2 million and net operating cash flow of US$55.7 million. As at that date, CSG had total cash, cash equivalents, and short-term investments of US$230 million, long-term debt with a par value of US$200 million and total assets of US$574.9 million.

7.	Information on Intec

Intec is a global provider of BSS solutions. It provides product software, associated services, and support / maintenance. Intec is a global leader in wholesale billing and mediation, and holds a top six position in retail billing software.

It has approximately 400 customers worldwide, including over 60 of the world’s top 100 communication service providers (“CSPs”). Over 90 per cent. of its revenues are generated from telecommunications providers.

It was founded in 1997 and is headquartered in the UK. It employs around 1,600 people in 24 countries, across North America, EMEA, Asia-Pacific, the Caribbean and Latin America. Its major software development centres are in Australia (Brisbane), South Africa (Cape Town) and the US (Atlanta, Georgia).

Intec is listed on the London Stock Exchange and as at 23 September 2010 had a market capitalisation of £177.9 million.

For the financial year ended 30 September 2009, Intec recorded revenues of £167.9 million, operating profit (before exceptionals) of £25.6 million and net operating cash flow of £43.5 million. As at that date, the company’s total assets stood at £265.8 million.

For the six months ended 31 March 2010, Intec’s unaudited financial statements reported revenues of £70.0 million, operating profit (before exceptionals) of £5.0 million and net operating cash flow of negative £4.1 million. As at that date, the company’s total cash and short-term investments were £67.4 million, long-term debt was £0.3 million, short-term debt was £0.2m and total assets were £261.9 million.

Trading and market conditions remain consistent with comments made in Intec’s interim management statement dated 19 August 2010.

8.	CSG’s plans for Intec

While CSG continues to improve its existing businesses and to rapidly evolve its solutions and capabilities, CSG believes the Intec business would be complementary in extending the relevance of its existing Advanced Convergent Platform (“ACP”) and extending CSG’s outsourced business model. Intec’s solutions would be integrated into CSG’s next generation solution ACP, enabling CSG’s and Intec’s clients to rollout new services and solutions aimed at: enterprise commercial services, convergent billing for wireless services, wholesale billing (managing partners and backhaul systems), and managing transactions and data flowing through CSPs’ networks. CSG would further benefit from Intec’s positioning as a leading provider of mediation and interconnect worldwide, and from its strong heritage in software license, professional services and outsourced processing.

Intec would become an important element of CSG’s growth strategy and would provide CSG with a sizable international platform, as well as with an immediate presence in the emerging market for real-time, usage-based transactional billing. Intec has established and proven relationships with systems integrators and partners worldwide, which would be further leveraged in the combined entity. Intec will significantly enhance CSG’s capabilities in software and professional services and will enable CSG to deploy its customer interaction management solutions in multiple geographies and delivery models. Intec will form the base for CSG’s international operations and strategy and Intec’s clients and employees will benefit from being a part of a well-capitalized company with a strong balance sheet and a rich history of R&D investment.

9.	Directors, management and employees

CSG recognises the skills and experience of the existing management and employees of Intec and, with only limited exceptions relating to executive management, CSG intends to offer employment to all Intec employees. CSG intends to build on Intec’s highly talented group of employees to support the continued development and expansion of the combined business. CSG confirms that employment rights, including pension entitlements, of the management and employees of Intec will be fully safeguarded.

CSG’s commercial rationale for the Acquisition is not predicated on achieving significant cost synergies. CSG has no current intention to change the major locations of Intec’s places of business or to re-deploy Intec’s fixed assets and no proposals currently exist to change materially the conditions of employment of any of Intec’s employees.

Whilst these plans for Intec and its management and employees represent CSG’s current intentions, CSG reserves its future rights to reorganise the enlarged group as its strategy evolves.

10.	Intec Share Schemes

The Acquisition will affect share options and incentive awards granted under the Intec Share Schemes issued by Intec. Participants in the Intec Share Schemes will be contacted regarding the effect of the Acquisition on their rights under these schemes and appropriate proposals will be made to such participants in due course.

11.	Irrevocable undertakings

CSG has received irrevocable undertakings from all of the directors of Intec who hold shares in respect of their entire beneficial holdings of Intec Shares and those of their family members

(amounting to, in aggregate, 723,005 Intec Shares, representing approximately 0.23 per cent. of the existing issued share capital of Intec):

•	to vote in favour of the Scheme and the resolutions to be proposed at the Court Meeting and the General Meeting; and

•	if the Acquisition is subsequently structured as a Takeover Offer, to accept such Takeover Offer made by CSG.

The irrevocable undertakings given by the directors of Intec shall each lapse, inter alia, if:

•

CSG announces that it does not intend to proceed with the Scheme or make the Takeover Offer (as applicable) and no new, revised or replacement Scheme or Takeover Offer is announced in accordance with Rule 2.5 of the City Code at the same time; or

•

the Scheme or Takeover Offer lapses or is withdrawn and no new, revised or replacement Scheme or Takeover Offer has been announced, in accordance with Rule 2.5 of the City Code, in its place or is announced, in accordance with Rule 2.5 of the City Code, at the same time.

CSG has received an irrevocable undertaking from General Atlantic in respect of its entire beneficial holdings of Intec Shares (amounting to 37.317 million Intec Shares, representing approximately 11.85 per cent. of the existing issued share capital of Intec):

•	to vote in favour of the Scheme and the resolutions to be proposed at the Court Meeting and the General Meeting; and

•	if the Acquisition is subsequently structured as a Takeover Offer, to accept such Takeover Offer made by CSG.

The irrevocable undertaking from General Atlantic shall lapse, inter alia if:

•

CSG announces that it does not intend to proceed with the Scheme or make the Takeover Offer (as applicable) and no new, revised or replacement Scheme or Takeover Offer is announced in accordance with Rule 2.5 of the City Code at the same time;

•

the Scheme or Takeover Offer lapses or is withdrawn and no new, revised or replacement Scheme or Takeover Offer has been announced, in accordance with Rule 2.5 of the City Code, in its place or is announced, in accordance with Rule 2.5 of the City Code, at the same time; or

•

a third party announces, in accordance with Rule 2.5 of the City Code, a firm intention to make an offer for the entire issued and to be issued share capital of Intec which represents, in the reasonable opinion of General Atlantic, an improvement to the value of the consideration offered pursuant to the Acquisition.

Further details of these irrevocable undertakings are set out in Appendix III to this announcement.

12.	Financing the Acquisition

CSG will finance the Acquisition by utilising no less than US$130 million of its existing cash resources and new debt facilities. A US$200 million term loan facility and a US$100 million revolving credit facility were entered into on 24 September 2010 with UBS Securities LLC and RBC Capital Markets as lead arrangers.

After completion of the Acquisition, the combined entity will have an estimated cash and liquid investment balance of approximately US$175 million and approximately US$430 million of debt (par value), with a very large percentage of the debt extending out several years beyond the Effective Date.

Greenhill confirms that it is satisfied that sufficient financial resources are available to CSG to enable it to satisfy in full the cash consideration payable under the Acquisition.

13.	Structure of the Acquisition

It is intended that the Acquisition will be made by a wholly-owned subsidiary undertaking of CSG and implemented by way of a court-sanctioned scheme of arrangement between Intec and the Scheme Shareholders under Part 26 of the 2006 Act. The procedure involves, inter alia, an application by Intec to the Court to sanction the Scheme and to confirm the cancellation of all the Scheme Shares, in consideration for which the Scheme Shareholders will receive cash on the basis set out in paragraph 2 above. The cancellation of the Scheme Shares and the subsequent issue of new Intec Shares to CSG provided for in the Scheme will result in Intec becoming a wholly-owned subsidiary of CSG.

The implementation of the Scheme will be subject to the Conditions and certain further terms referred to in Appendix I to this announcement, and to be set out in the Scheme Document. To become effective, the Scheme will require, amongst other things, the following events to occur on or before 10 March 2011 or such later date as CSG and Intec agree:

•

the Scheme being approved by a majority in number of the Scheme Shareholders present and voting, either in person or by proxy, at the Court Meeting (or at any adjournment thereof) representing three-quarters or more in value of the Scheme Shares voted;

•

the special resolution in connection with and required to implement the Scheme (including appropriate amendments to the articles of association of Intec) being duly passed by Intec Shareholders representing not less than 75 per cent. of the votes cast at the General Meeting (or at any adjournment thereof); and

•

the Court sanctioning the Scheme (with or without modification, on terms agreed by CSG and Intec) and confirming the associated Reduction of Capital and an office copy of the Court Orders and the Statement of Capital being delivered to the Registrar of Companies.

Upon the Scheme becoming effective:

•

it will be binding on all Scheme Shareholders, irrespective of whether they attended or voted at the Court Meeting or the General Meeting (and if they attended and voted, whether or not they voted in favour); and

•	share certificates in respect of the Intec Shares will cease to be valid and entitlements to Intec Shares held within the CREST system will be cancelled.

If the Scheme does not become effective on or before 10 March 2011, it will lapse and the Acquisition will not proceed (unless the Panel otherwise consents).

The Scheme Document containing details of the Scheme and notices of the Court Meeting and the General Meeting, together with the forms of proxy, will be posted to Intec Shareholders, and, for information only, to participants in the Intec Share Schemes, within 28 days of this announcement, unless otherwise agreed with the Panel. It is expected that the Court Meeting and the General Meeting to approve the Acquisition will be held in early November. Subject to approval of the Intec Shareholders and the satisfaction or waiver of the other Conditions, it is expected that the Scheme will become effective before the end of 2010.

CSG may elect, with the Panel’s consent if required, to implement the Acquisition by way of a Takeover Offer. In this event, that Takeover Offer will be implemented on the same terms, so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments.

The directors of Intec have confirmed that, in the event that the Acquisition is implemented by way of a Takeover Offer, they will recommend, on a unanimous and unqualified basis, that Intec Shareholders accept the Acquisition. They have also irrevocably undertaken to accept any Takeover Offer made by CSG in respect of their entire beneficial holdings of Intec Shares and those of their family members (representing approximately 0.23 per cent. of Intec’s existing issued share capital).

14.	Expected Timetable

The Scheme Document, containing further information about the Acquisition and notices of the Court Meeting and the General Meeting together with the forms of proxy, will be posted to Intec Shareholders and (for information purposes only) to participants in the Intec Shares Schemes as soon as practicable (and, in any event, not later than 22 October 2010 unless otherwise agreed with the Panel). The Acquisition is conditional on, among other things, the sanction of the Scheme by the Court and approval by a majority in number of Scheme Shareholders present and voting in person or by proxy at the Court Meeting, representing not less than 75 per cent. in value of the Intec Shares that are eligible to vote and voted.

Subject to the satisfaction of the Conditions, it is expected that the Scheme will become effective before the end of 2010.

15.	Implementation Agreement

Intec, CSG and CSG Systems have entered into the Implementation Agreement which provides, inter alia, for the implementation of the Scheme and related matters in accordance with an agreed indicative timetable. It contains certain assurances and confirmations between the parties, including provisions to implement the Scheme on a timely basis and undertakings regarding the conduct of the Intec Group prior to the Effective Date and deal protection measures for the benefit of CSG.

Termination

The Implementation Agreement terminates in certain circumstances, including:

•	if the Scheme lapses or terminates, unless CSG has elected prior to such time or elects within five Business Days following such time, to implement the Acquisition by way of the Takeover Offer;

•	if CSG elects to implement the Acquisition by way of the Takeover Offer, the Takeover Offer is withdrawn by CSG (with the consent of the Panel if required) or lapses;

•

upon service of a written notice by Intec on CSG if, to comply with their fiduciary duties (based on appropriate external financial and legal advice), the recommendation of the directors of Intec contained in this announcement is withdrawn, qualified or adversely modified at any time prior to the Court Hearings;

•	if the Effective Date has not occurred by 10 March 2011; and

•	by notice from either CSG or Intec in certain other defined circumstances, as set out in the Implementation Agreement.

Break Fee

The Implementation Agreement includes a break fee of approximately £2.3 million (equal to approximately one per cent. of Intec’s market capitalisation, based on the value of the Acquisition), which would be payable in certain circumstances including:

a)	the directors of Intec (or any committee thereof) withdraw, qualify or adversely modify, for whatever reason, the terms of their recommendation of the Acquisition and/or their publicly stated intention to make such recommendation and/or recommend a Competing Proposal; or

b)	a Competing Proposal is announced (whether or not on a pre-conditional basis and whether pursuant to Rule 2.4 of the City Code, Rule 2.5 of the City Code or otherwise) before the Acquisition has lapsed or (with the consent of the Panel) been withdrawn, and that Competing Proposal or any other Competing Proposal that is announced (whether or not on a pre-conditional basis and whether pursuant to Rule 2.4 of the City Code, Rule 2.5 of the City Code or otherwise) during the same offer period (as such term is defined in the City Code) as the first Competing Proposal subsequently becomes effective, becomes or is declared unconditional in all respects or is otherwise completed; or

c)	if the Acquisition is proceeding by way of the Scheme, the Court Meeting and/or the General Meeting is adjourned without the prior written consent of CSG (unless such adjournment is a Permitted Adjournment).

If the break fee becomes payable pursuant to paragraphs (a), (b) or (c) above, Intec shall pay the break fee by not later than five Business Days after the earlier of: (i) the date on which the relevant Competing Proposal becomes effective, becomes or is declared unconditional in all respects or is otherwise completed; or (ii) the time at which CSG’s original offer lapses or is withdrawn or (if CSG’s offer is implemented by way of a Scheme) where the Scheme is adjourned sine die.

Non-solicitation Undertakings

Intec has also agreed that it (together with Intec Connected Persons) will not solicit, initiate or otherwise seek to procure any Competing Proposal or Major Transaction and, save as required by the City Code, will not enter into or participate in any discussions or negotiations or otherwise communicate with any person in relation to any Competing Proposal or Major Transaction or disclose information to any third party in connection with a possible Competing Proposal or Major Transaction (provided that this undertaking will not prevent it or any Intec Connected Person from responding or dealing with any unsolicited offer, proposal, enquiry or approach which the directors of Intec reasonably consider to be bona fide). In addition, Intec shall notify CSG in writing if it or any Intec Connected Person receives any bona fide approach in relation to a possible Competing Proposal or Major Transaction or any valid request for information under Rule 20.2 of the City Code, in each case as soon as reasonably practicable after any such approach or request (as the case may be) is received (provided that it need not identify the third party or the terms of such approach to CSG). Intec has also agreed that it will, as soon as reasonably practicable, notify and provide to CSG any information that it provides to a third party in connection with any Competing Proposal or Major Transaction.

Matching Rights

In addition, Intec has agreed, without prejudice to the terms of the break fee referred to above, that:

•

if it considers, or if the directors of Intec determine, that any Competing Proposal constitutes a Superior Proposal, it shall confirm to CSG in writing (a Superior Proposal Notice) forthwith that such Competing Proposal constitutes a Superior Proposal and provide the material details of such Competing Proposal that led the directors of Intec to determine that it constitutes a Superior Proposal (in particular the offer price and material conditions of the Superior Proposal); and

•

it and the directors of Intec shall not recommend, or agree to recommend, any Competing Proposal, withdraw, qualify or adversely modify the recommendation of the Acquisition, withdraw the Scheme, postpone or adjourn either of the Meetings (unless such adjournment is a Permitted Adjournment) or agree to pay a Competing Break Fee unless it has served a Superior Proposal Notice on CSG in accordance with the terms of the Implementation Agreement and thereafter CSG:

•

notifies Intec that it is not willing to make an offer or proposal which would provide equal or superior financial value to Intec’s Shareholders in comparison to the Superior Proposal (the Revised Acquisition); or

•	fails, within 96 hours of receiving the Superior Proposal Notice, to announce its firm intention to make the Revised Acquisition pursuant to Rule 2.5 of the City Code.

If CSG, within 96 hours of receiving the Superior Proposal Notice, announces its firm intention to make the Revised Acquisition pursuant to Rule 2.5 of the City Code, the directors of Intec shall make a unanimous and unqualified recommendation of the Revised Acquisition to the Intec Shareholders and CSG shall be entitled to refer to such recommendation in any such announcement and the directors of Intec shall not recommend the Superior Proposal nor agree to pay a Competing Break Fee in relation to such Superior Proposal.

16.	Disclosure of interests in Intec

Except for the irrevocable undertakings referred to in paragraph 11 above, as at 23 September 2010 (the latest practicable date prior to the date of this announcement), neither CSG, nor any of the directors of CSG or any member of the CSG Group, nor, so far as the directors of CSG are aware, any person acting in concert with CSG for the purposes of the Acquisition has any interest in, right to subscribe for, or has borrowed or lent any Intec Shares or securities convertible or exchangeable into Intec Shares (including pursuant to any long exposure, whether conditional or absolute, to changes in the prices of securities) or right to subscribe for or purchase the same or hold any options (including traded options) in respect of or has any right to acquire any Intec Shares or derivatives reference to Intec Shares (“Intec Securities”), nor does any such person have any short position (whether conditional or absolute and whether in the money or otherwise) including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery in relation to Intec Securities.

17.	De-listing, cancellation of trading and re-registration

It is intended that dealings in Intec Shares will be suspended at 5.00 p.m. London time on the Business Day prior to the Effective Date. It is intended that CSG will procure that Intec applies to the London Stock Exchange to cancel the admission to trading of the Intec Shares on the London Stock Exchange’s main market for listed securities and to the UK Listing Authority to cancel the listing of the Intec Shares on the Official List, subject to applicable rules and requirements of the London Stock Exchange, such cancellations to take effect on or shortly after the Effective Date. On the Effective Date, Intec will become a wholly-owned subsidiary of CSG and share certificates in respect of Intec Shares will cease to be valid and should be destroyed. In addition, on the Effective Date, entitlements to Intec Shares held within the CREST system will be cancelled. It is also intended that Intec will, as soon as possible after the Effective Date, be re registered as a private limited company.

18.	Overseas shareholders

The availability of the Acquisition or the distribution of this announcement to Intec Shareholders who are not resident in the United Kingdom may be affected by the laws of their relevant jurisdiction. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Intec Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

This announcement does not constitute an offer for sale of any securities or an offer or an invitation to purchase any securities. Intec Shareholders are advised to read carefully the Scheme Document and related forms of proxy once these have been dispatched.

19.	Intec issued share capital

In accordance with Rule 2.10 of the Code, Intec confirms that it has 314,948,304 Intec Shares in issue. The International Securities Identification Number for Intec Shares is GB 0006725062.

20.	General

The Acquisition will comply with, and the Scheme will be subject to, the applicable rules and regulations of the UK Listing Authority, the London Stock Exchange and the City Code.

The Scheme will be governed by English law and will be subject to the jurisdiction of the courts of England and Wales and the Conditions and further terms set out in Appendix I to this announcement and to the full terms and Conditions to be set out in the Scheme Document.

Appendix II to this announcement contains the bases and sources of certain information contained in this announcement. Appendix III provides details of the irrevocable undertakings received by CSG. Appendix IV contains definitions of certain terms used in the summary and in this announcement.

In accordance with Rule 19.11 of the City Code, a copy of this announcement will be published on the following websites: www.csgsystems.com and www.intecbilling.com.

Enquiries

CSG
Elise Brassell (Media)	+1 303 804 4962 / +1 303 378 2972

Liz Bauer (Investors)	+1 303 804 4065 / +1 303 915 6559

Intec

Charles Palmer (Media) +44 (0)20 7831 3113
Juliet Clarke
Haya Herbert-Burns

Andrew Taylor (Investors)	+44 (0)1483 745800
Robin Taylor

Greenhill (financial adviser to CSG)

London:	+44 (0)20 7198 7400
Brian Cassin
Pieter-Jan Bouten

New York:	+1 212 389 1500
Dhiren Shah

RBS Hoare Govett (financial adviser to Intec)

London:	+ 44 (0)20 7678 8000
Simon Hardy

Alex Garton

Graham Hertrich

Further Information

This announcement is not intended to and does not constitute or form part of an offer or invitation to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of the securities in any jurisdiction in contravention of applicable law. Any vote in respect of the Scheme or other response in relation to the Acquisition should be made only on the basis of the information in the Scheme Document or any document by which the Acquisition is made. Intec will prepare the Scheme Document to be distributed to Intec Shareholders. Intec and CSG urge Intec Shareholders to read the Scheme Document when it becomes available because it will contain important information relating to the Acquisition. Intec Shareholders may obtain a free copy of the Scheme Document, when it becomes available, from either Intec’s registered office or RBS Hoare Govett.

Whether or not certain Intec Shares are voted at the Court Meeting or the General Meeting, if the Scheme becomes Effective, those Intec Shares will be cancelled pursuant to the Scheme in return for the payment of 72.0 pence in cash per Intec Share.

Greenhill, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for CSG and no one else in connection with the Acquisition and this announcement and will not be responsible to anyone other than CSG for providing the protections afforded to clients of Greenhill or for providing advice in connection with the Acquisition or any matter referred to herein.

RBS Hoare Govett, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Intec and no one else in connection with the Acquisition and this announcement and will not be responsible to anyone other than Intec for providing the protections afforded to clients of RBS Hoare Govett or for providing advice in connection with the Acquisition or any matter referred to herein.

Overseas Jurisdictions

The availability of the Acquisition to Intec Shareholders who are not resident in and citizens of the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. Further details in relation to overseas shareholders will be contained in the Scheme Document.

The release, publication or distribution of this announcement in jurisdictions other than in the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe, any applicable requirements. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person. This announcement has been prepared for the purposes of complying with English law, the Listing Rules, the rules of the London Stock Exchange and the City Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of any jurisdiction outside the United Kingdom.

The Acquisition will not be made, directly or indirectly, in, into or from any jurisdiction where to do so would violate the laws in that jurisdiction. Accordingly, copies of this announcement and formal documentation relating to the Acquisition will not be and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would violate the laws of that jurisdiction.

Notice to US investors

US Holders should note that the Acquisition relates to the shares of a UK company, is subject to UK disclosure requirements (which are different from those of the United States) and is proposed to be made by means of a scheme of arrangement provided for under English law. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules under the US Exchange Act. Accordingly, the Scheme is subject to the disclosure requirements and practices applicable in the UK to schemes of arrangement which differ from the disclosure requirements of the United States tender offer rules. Financial information included in this announcement has been prepared, unless specifically stated otherwise, in accordance with accounting standards applicable in the UK and thus may not be comparable to the financial information of United States companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. If CSG exercises its right to implement the Acquisition by way of a Takeover Offer, the Takeover Offer will be made in compliance with applicable United States laws and regulations.

The receipt of cash pursuant to the Acquisition by a US Holder as consideration for the cancellation of its Intec Shares pursuant to the Scheme may be a taxable transaction for United States federal income tax purposes and under applicable United States state and local, as well as foreign and other, tax laws. Each Intec Shareholder is urged to consult his independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to him.

It may be difficult for US Holders to enforce their rights and any claim arising out of the US federal securities laws, since Intec is located in a non-US jurisdiction, and some or all of its officers and directors may be residents of a non-US jurisdiction. US Holders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

In accordance with normal UK practice and pursuant to Rule 14e-5(b) of the US Exchange Act, CSG or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Intec Shares outside of the United States, other than pursuant to the Acquisition, until the date on which the Acquisition and/or Scheme becomes effective, lapses or is otherwise withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the UK, will be reported to the Regulatory News Service of the London Stock Exchange and will be available on the London Stock Exchange website at http://www.londonstockexchange.com/prices-and-news/pricesnews/home.htm.

Forward-looking Statements

This announcement (including information incorporated by reference in this announcement), oral statements made regarding the Acquisition, and other information published by CSG and Intec contain statements that are or may be deemed to be “forward-looking statements”, including for the purposes of the US Private Securities Litigation Reform Act of 1995. These statements are prospective in nature and are not based on historical facts, but rather on the current expectations of the management of CSG and Intec about future events and are naturally subject to uncertainty and changes in circumstances which could cause actual events to differ materially from the future events expected or implied by the forward-looking statements. The forward-looking statements contained herein include statements about the expected effects of the Acquisition on Intec, CSG, the expected timing and scope of the Acquisition, synergies, other strategic options and all other statements in this announcement other than historical facts. Forward-looking statements may (but will not always) include, without limitation, statements typically containing words such as “targets”, “plans”, “aims”, “intends”, “expects”, “anticipates”, “believes”, “estimates”, “will”, “may”, “budget”, “forecasts” and “should” and words of similar import. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. These forward-looking statements are not guarantees of future performance and have not been reviewed by the auditors of CSG or Intec. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the satisfaction of the Conditions to the Acquisition, as well as additional factors, such as changes in economic conditions, changes in the level of capital investment, success of business and operating initiatives and restructuring objectives, customers’ strategies and stability, changes in the regulatory environment, fluctuations in interest and exchange rates, the outcome of litigation, government actions and natural phenomena such as floods, earthquakes and hurricanes. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Investors should not place undue reliance on any forward-looking statements and neither CSG nor Intec, nor any of their respective advisors, associates, directors or officers undertakes any obligation to update publicly, express by disclaim or revise forward looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required or provides any representation, assurance or guarantee that the occurrence of events expressed or implied in any forward-looking statement in this announcement will actually occur.

Not a profit forecast

No statement in this announcement is intended as a profit forecast or profit estimate and no statement in this announcement should be interpreted to mean that the future earnings per share of the CSG group as enlarged by the Acquisition, CSG and/or Intec for current or future financial years will necessarily match or exceed the historical or published earnings per share of CSG or Intec.

Dealing Disclosure Requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th Business Day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th Business Day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the Business Day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

APPENDIX I

CONDITIONS AND CERTAIN FURTHER TERMS

OF THE SCHEME AND THE ACQUISITION

A.	Conditions of the Acquisition

1.	The Acquisition will, if it is implemented by way of the Scheme, be conditional upon the Scheme becoming unconditional and becoming effective, subject to the City Code, by not later than 10 March 2011 or such later date (if any) as CSG and Intec may, with the consent of the Panel, agree and (if required) the Court may approve.

2.	The Scheme will be conditional upon:

a)	the approval of the Scheme by a majority in number of the Intec Shareholders present and voting, either in person or by proxy, at the Court Meeting (or at any adjournment thereof), representing three-quarters or more in value of the Scheme Shares held by those Intec Shareholders;

b)	the special resolution(s) in connection with and required to implement the Scheme, set out in the notice of the General Meeting, being duly passed by the requisite majority at the General Meeting (or at any adjournment thereof); and

c)	the sanction of the Scheme and the confirmation of the Reduction of Capital by the Court (in each case with or without modification, on terms agreed by CSG and Intec) and an office copy of the Court Orders and Statement of Capital being delivered to the Registrar of Companies, and in the case of the Reduction Court Order and the Statement of Capital, registration of such by him.

3.	In addition, Intec and CSG have agreed that, subject as stated in Part B below, the Scheme will be conditional upon the following matters and, accordingly, the necessary actions to make the Scheme effective will not be taken unless the following Conditions (as amended, if appropriate) have been satisfied or waived:

a)	all filings having been made and all or any applicable waiting periods (including any extensions thereof) under the United States Hart-Scott Rodino Antitrust Improvements Act of 1976 and the regulations thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the proposed acquisition of Intec by CSG, or any matters arising from that proposed acquisition;

b)	other than in respect of the Condition at 3(a), all notifications and filings which are necessary or appropriate and material in the context of the Acquisition having been made, all appropriate waiting and other time periods (including any extensions of such waiting and other time periods) under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory or regulatory obligations in any relevant jurisdiction having been complied with in all material respects in each case in connection with the Scheme or the Acquisition, or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, Intec or any other member of the Wider Intec Group by any member of the Wider CSG Group or the carrying on by any member of the Wider Intec Group of its business in the ordinary course as at the date hereof;

c)	all material Authorisations in any jurisdiction which are necessary or appropriate for, or in respect of, or required for the implementation of, the Scheme or the Acquisition, or any acquisition of or any proposed acquisition of any shares in, or control or management of, Intec or any other member of the Wider Intec Group by CSG or any member of the Wider CSG Group having been obtained in terms and in a form satisfactory to CSG acting reasonably from any Third Parties or from any persons or bodies with whom any member of the Wider Intec Group has entered into material contractual arrangements and all such Authorisations remaining in full force and effect and no such Third Party or relevant person or body having given notice of its intention to revoke, suspend, restrict, modify (in each case, to an extent which is material) or not to renew any of the same, in each case where the absence of such Authorisation would be material in the context of the Acquisition;

d)	all material Authorisations in any jurisdiction which are necessary or reasonably appropriate to carry on the business of any member of the Wider Intec Group remaining in full force and effect and there being no intimation of any intention to revoke, suspend, restrict, modify (in each case, to an extent which is material) or not to renew the same, in each case where the absence of such Authorisation would be material in the context of the Acquisition;

e)	no Third Party having intervened and there not continuing to be outstanding any statute, regulation, order or decision of any Third Party in each case that would or might reasonably be expected to:

(i)	make the Scheme or the Acquisition or, in each case, its implementation illegal, prohibited, void or unenforceable under the laws of any jurisdiction; or

(ii)	make the acquisition or proposed acquisition of any shares in, or control or management of, Intec or any member of the Wider Intec Group by CSG or any member of the Wider CSG Group illegal, void or unenforceable in any jurisdiction; or

(iii)	otherwise directly or indirectly prevent, prohibit, restrict, restrain, delay or interfere in the implementation of, or impose additional conditions or obligations with respect to, or otherwise impede, challenge, interfere with, or require amendment to, the Scheme or the Acquisition or any acquisition or proposed acquisition of Intec Shares or the acquisition of control or management of Intec or the Wider Intec Group by CSG or any member of the Wider CSG Group, in each such case to an extent which is material in the context of the Acquisition; or

(iv)	require, prevent or materially delay the divestiture or materially alter the terms for any proposed divestiture by any member of the Wider CSG Group of any Intec Shares or other securities in Intec or of all or any material part of their respective businesses, assets or property, or impose any material limitation on the ability of any member of the Wider CSG Group or the Wider Intec Group to conduct any of their respective businesses or own or control any of their respective assets or property or any material part thereof; or

(v)	materially limit or delay, or impose any material limitation on the ability of any member of the Wider CSG Group or any member of the Wider Intec Group to acquire or hold or exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or other securities or the equivalent in any member of the Wider Intec Group or to exercise management control over any member of the Wider Intec Group or any member of the Wider CSG Group; or

(vi)	except pursuant to sections 974 to 991 of the 2006 Act, require any member of the Wider CSG Group or of the Wider Intec Group to offer to acquire any shares or other securities (or the equivalent) in any member of the Wider Intec Group or any member of the Wider CSG Group owned by any third party or to sell or offer to sell any shares or other securities (or their equivalent) or any interest in any of the assets owned by any member of the Wider CSG Group or the Wider Intec Group, in each such case to an extent which is material in the context of the Acquisition; or

(vii)	impose any material limitation on the ability of any member of the Wider CSG Group or the Wider Intec Group to conduct or integrate or coordinate its business, or any material part of it, with the businesses or any material part of the businesses of any other member of the Wider CSG Group or of the Wider Intec Group; or

(viii)	result in any member of the Wider CSG Group or the Wider Intec Group ceasing to be able to carry on business under any name under which it presently does so or ceasing to be able to use in its business any name, trademark or other intellectual property right which it as present uses in each case on the same basis and terms as at present apply to an extent which is material in the context of the Wider CSG Group taken as a whole or the Wider Intec Group taken as a whole; or

(ix)	otherwise materially and adversely affect any or all of the businesses, assets, profits, financial or trading position of any member of the Wider CSG Group or the Wider Intec Group in each case to the extent that it is material in the context of the Wider CSG Group or the Wider Intec Group taken as a whole, and all applicable waiting and other time periods during which any Third Party could announce or notify any decision to take, institute, implement or threaten any such action, proceedings, suit, investigation, reference or enquiry, or make, propose or enact any statute, regulation, decision or order or take any measures or other steps or require any action to be taken or information to be provided or otherwise intervene under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated;

f)

since the Accounting Date, and except as Disclosed, there being no provision of any agreement, arrangement, licence, permit, franchise or other instrument to which any member of the Wider Intec Group is a party, or by or to which any such member, or any of its assets is or are or may be bound, entitled or subject, or any circumstance which would or might, in each case as a consequence of the Scheme or the Acquisition or of the acquisition or proposed acquisition of all or any part of the issued share capital or other securities in, or control or management of, Intec or any other member of the Wider Intec Group by any member of the Wider CSG Group or otherwise would or might reasonably be expected to result in, to an extent which is or would be material in the context of the Wider Intec Group taken as a whole:

(i)	any assets or interests of any member of the Wider Intec Group being or falling to be disposed of or charged in any way or ceasing to be available to any member of the Wider Intec Group or any right arising under which any such asset or interest could be required to be disposed of or charged in any way or could cease to be available to any member of the Wider Intec Group otherwise than in the ordinary course of business; or

(ii)	any moneys borrowed by or other indebtedness or liabilities (actual or contingent) of, or any grant available to, any member of the Wider Intec Group being or becoming repayable or capable of being declared repayable immediately or earlier than its stated repayment date or the ability of such member of the Wider Intec Group to borrow monies or incur any borrowing or indebtedness becoming or being capable of becoming withdrawn, inhibited or prohibited; or

(iii)	any such agreement, arrangement, licence, permit, franchise or instrument, or the rights, liabilities, obligations or interests of any member of the Wider Intec Group thereunder being, or being capable of being, terminated or adversely modified or affected or any adverse action being taken or any obligation or liability arising thereunder; or

(iv)	the rights, liabilities, obligations, interests or business of any member of the Wider Intec Group under any such arrangement, agreement, licence, permit, franchise or other instrument or the interests or business of any such member in or with any other person, firm, company or body (or any arrangement or arrangements relating to any such interests or business) being terminated or adversely modified or affected; or

(v)	the financial or trading position or prospects or value of any member of the Wider Intec Group being prejudiced or adversely affected; or

(vi)	the creation of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interests of any member of the Wider Intec Group or any such security (whenever created, arising or having arisen) becoming enforceable or being enforced; or

(vii)	any member of the Wider Intec Group ceasing to be able to carry on business under any name under which or on the terms on which it currently does so or any person presently not able to carry on business under any name under which any member of the Wider Intec Group currently does becoming able to do so; or

(viii)	the creation of material actual or contingent liabilities by any member of the Wider Intec Group (other than in the ordinary course of business); or

(ix)	the ability of any member of the Wider CSG Group to carry on any business or activity being adversely affected in any material respect,

and no event having occurred which, under any provision of any such agreement, arrangement, licence, permit, franchise or other instrument could result in any of the events or circumstances which are referred to paragraphs (i) to (ix) (inclusive) of this Condition 3(f) arising to an extent which is material in the context of the Wider Intec Group taken as a whole;

g)	since the Accounting Date, and except as Disclosed, no member of the Wider Intec Group having:

(i)	issued or agreed to issue or authorised or proposed the issue or grant of additional shares of any class or securities convertible into or exchangeable for, rights, warrants or options to subscribe for or acquire, any such shares or convertible securities or transferred or sold any shares out of treasury, other than (i) as between Intec and wholly-owned subsidiaries of Intec or between such wholly-owned subsidiaries and (ii) any shares issued upon the exercise of options granted under the Intec Share Schemes); or

(ii)	redeemed, purchased, repaid or reduced or proposed the redemption, purchase, repayment or reduction of any part of its share capital or made or proposed the making of any other change to its share capital (other than pursuant to the implementation of the Scheme or the Acquisition); or

(iii)	made or authorised any change in its loan capital (save as between Intec and its wholly-owned subsidiaries, and which would be material in the context of the Wider Intec Group taken as a whole); or

(iv)	recommended, declared, paid or made or proposed to recommend, declare, pay or make any dividend, bonus issue or other distribution whether payable in cash or otherwise; or

(v)	(other than as a transaction between Intec or a wholly-owned subsidiary of Intec or between such wholly-owned subsidiaries) merged with or demerged from, or acquired, any body corporate, partnership or business or authorised or proposed or announced any intention to propose the same other than in the ordinary course of business; or

(vi)	other than any acquisition or disposal in the ordinary course of business, acquired or disposed of, transferred, mortgaged or charged, or created or granted any security interest over, any assets or any right, title or interest in any assets (including shares and trade investments) or authorised or proposed or announced any intention to propose any acquisition, disposal, transfer, mortgage, charge or creation or grant of any mortgage, charge or other security interest (which in any case is material in the context of the Wider Intec Group taken as a whole); or

(vii)	issued or authorised or proposed the issue of, or made any changes to, any debentures or incurred or, save in the ordinary course of business, increased any borrowings, indebtedness or liability (actual or contingent) of any aggregate amount which is material in the context of the Wider Intec Group taken as a whole; or

(viii)	entered into or varied, or authorised or proposed the entry into or variation of, or announced its intention to enter into or vary, any transaction, arrangement, contract or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or could involve an obligation of such nature or magnitude or which is or could be restrictive to the existing business of any member of the Wider Intec Group or which is other than in the ordinary course of business and which in any case is material in the context of the Wider Intec Group taken as a whole; or

(ix)	other than in relation to the implementation of the Scheme or Acquisition, entered into, implemented, effected, authorised or proposed or announced its intention to enter into, implement, effect, authorise or propose any merger, demerger, contract, reconstruction, amalgamation, scheme, commitment or other transaction or arrangement in respect of itself or another member of the Wider Intec Group otherwise than in the ordinary course of business and which in any case is material in the context of the Intec Group taken as a whole; or

(x)	other than in the ordinary course of business, waived or compromised any claim which is material in the context of the Wider Intec Group taken as a whole; or

(xi)	save in respect of normal annual salary increases in the ordinary course of business, entered into or varied or made any offer (which remains open for acceptance) to enter into or vary the terms of any contract, agreement or arrangement with any of the directors or senior executives of Intec or any member of the Intec Group; or

(xii)	(other than in respect of a member which is dormant and was solvent at the relevant time) taken or proposed any corporate action or had any legal proceedings instituted or threatened against it or petition presented or order made for its winding up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets and revenues or for any analogous proceedings or steps in any jurisdiction or for the appointment of any analogous person in any jurisdiction; or

(xiii)	been unable, or admitted in writing that it is unable, to pay its debts or has stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business; or

(xiv)	other than as required by the implementation of the Scheme or the Acquisition, made any alteration to its memorandum or articles of association, or other incorporation documents which is material in the context of the Acquisition; or

(xv)	made or agreed or consented to:

(A)	any material change to:

(1)	the terms of the trust deeds constituting the pension schemes established for its directors, employees or their dependants; or

(2)	the benefits which accrue or to the pensions which are payable thereunder; or

(3)	the basis on which qualification for, or accrual or entitlement to such benefits or pensions are calculated or determined; or

(4)	the basis upon which the liabilities (including pensions) or such pension schemes are funded or made,

in each case, which has an effect that is material in the context of the Wider Intec Group taken as a whole; or

(B)	any change to the trustees of such pension schemes, including the appointment of a trust corporation; or

(xvi)	other than as required by the implementation of the Scheme or the Acquisition, proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Intec Group which, in each case, is material in the context of the Wider Intec Group taken as a whole;

(xvii)	taken (or agreed or committed to take) any action which the Panel determines requires the approval of Intec Shareholders in a general meeting in accordance with, or as contemplated by, Rule 21.1 of the City Code; or

(xviii)	entered into any agreement, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) or proposed or announced any intention with respect to any of the transactions, matters or events referred to in this Condition 3(g).

h)	since the Accounting Date, and except as Disclosed:

(i)	no litigation or arbitration proceedings, prosecution, investigation or other legal proceedings having been announced, implemented, instituted, threatened or remaining outstanding by, against or in respect of, any member of the Wider Intec Group or to which any member of the Wider Intec Group is or may become a party (whether as claimant, defendant or otherwise) which is material in the context of the Wider Intec Group taken as a whole; or

(ii)	no adverse change or deterioration having occurred in the business, assets, financial or trading position, prospects, assets or profits of any member of the Wider Intec Group which is material in the context of the Wider Intec Group taken as a whole; or

(iii)

no enquiry or investigation by, or complaint or reference to, any Third Party against or in respect of any member of the Wider Intec Group having been threatened, announced, implemented or instituted or remaining outstanding by, against or in respect of, any member of the Wider Intec Group which in any such case is material in the context of the Wider Intec Group taken as a whole; or

(iv)	no member of the Wider Intec Group having conducted its business in breach of any applicable laws and regulations in any material respect which in any case is material in the context of the Wider Intec Group taken as a whole; or

(v)	no contingent or other liability of any member of the Wider Intec Group having arisen or become apparent or increased which is material in the context of the Wider Intec Group taken as a whole; or

(vi)	no steps having been taken which are likely to result in the withdrawal (without replacement), cancellation or termination of any licence, permit, authorisation or consent held by any member of the Wider Intec Group which is material in the context of the Wider Intec Group taken as a whole;

i)	CSG not having discovered other than to the extent otherwise Disclosed:

(i)	that any financial or business or other information concerning the Wider Intec Group that has been Disclosed is misleading or contains any misrepresentation of fact or omits to state a fact necessary to make any information contained therein not misleading to an extent which in any case is material in the context of the Wider Intec Group taken as a whole; or

(ii)	that any member of the Wider Intec Group is subject to any liability (actual or contingent) which is not disclosed in Intec’s annual report and accounts for the financial year ended 30 September 2009 and which in any case is material in the context of the Wider Intec Group taken as a whole; or

(iii)	any information which affects the import of any information Disclosed to an extent which is material in the context of the Wider Intec Group.

B.	Certain further terms of the Acquisition

Conditions 3(a) to 3(i) (inclusive) must each be fulfilled, determined by CSG to be or to remain satisfied or (if capable of waiver) be waived by no later than 11.59 p.m. on the date immediately preceding the date of the Scheme Court Hearing, failing which the Scheme will lapse.

Subject to the requirements of the Panel, CSG reserves the right in its sole discretion to waive all or any of the Conditions 3(a) to 3(i) (inclusive), in whole or in part.

CSG shall be under no obligation to waive (if capable of waiver) or to determine to be satisfied, or to treat as fulfilled, any of the Conditions 3(a) to 3(i) (inclusive) by a date earlier than that date specified in Condition 1 for the fulfilment thereof notwithstanding that some of the other Conditions 3(a) to 3(i) (inclusive) may at some earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

CSG reserves the right to elect to implement the Acquisition by way of a Takeover Offer (as defined in section 974 of the 2006 Act), subject to the Panel’s consent if required and in accordance with the terms of the Implementation Agreement. In such event, such Takeover Offer will be implemented on the same terms and conditions (subject to appropriate amendments, including (without limitation) an acceptance condition set at 75 per cent. (or such percentage (being more than 50 per cent.) as CSG may decide (in each case, subject to the Panel’s consent)) of the shares to which such Takeover Offer relates, so far as applicable, as those which would apply to the Scheme.

If the Panel requires CSG to make an offer or offers for any Intec Shares under the provisions of Rule 9 of the City Code, CSG may make such alterations to the Conditions, including Condition 1, as are necessary to comply with the provisions of that Rule.

The Acquisition will be on the terms and will be subject to, inter alia, the conditions which will be set out in the Scheme Document and such further terms as may be required to comply with the Listing Rules and the provisions of the City Code.

The Proposals will lapse and the Scheme will not proceed if, prior to the date of the Court Meeting, either the European Commission initiates proceedings under Article 6(1)(c) of Council Regulation (EC) No. 139/2004 or the Proposals are, or any part of the Proposals is, referred to the Competition Commission.

Save to the extent cancelled pursuant to the Scheme, the Intec Shares will be acquired by CSG fully paid and free from all liens, equitable interests, charges, encumbrances and other third party rights of any nature whatsoever and together with all rights attaching to them, including the right to receive and retain all dividends and distributions (if any) declared, made or payable after the date of this announcement.

The Acquisition and the Scheme and any forms of proxy will be governed by English law and will be subject to the jurisdiction of the English courts. The City Code applies to the Acquisition.

The availability of the Acquisition to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

Each of Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

APPENDIX II

BASES AND SOURCES AND OTHER INFORMATION

The value attributed to the entire issued and to be issued share capital of Intec is based upon the aggregate of (i) that number of Intec Shares in issue as at close of business on 23 September 2010, being 314,948,304; and (ii) an additional 13.862 million Intec Shares issuable on the exercise of all share options and awards under the Intec Share Schemes.

The financial information relating to Intec has been extracted or provided (without material adjustment) from Intec’s audited annual report and accounts for the year ended 30 September 2009 and from Intec’s interim results press release (unaudited) for the six months ended 31 March 2010.

The financial information relating to CSG has been extracted or provided (without material adjustment) from CSG’s audited annual report and accounts for the year ended 31 December 2009 and from CSG’s Form 10-Q Quarterly Report (unaudited) filed on 6 August 2010.

All prices for Intec Shares have been derived from the Daily Official List and represent the Closing Price on the relevant date.

APPENDIX III

DETAILS OF IRREVOCABLE UNDERTAKINGS

Irrevocable undertakings given by the directors

The following directors of Intec have given irrevocable undertakings (i) to vote in favour of the Scheme and the resolutions to be proposed at the Court Meeting and the General Meeting; and (ii) if the Acquisition is subsequently structured as a Takeover Offer, to accept any Takeover Offer made by CSG:

Name	Number of Intec Shares[1]	Per cent. of Intec’s Issued Share Capital
John Hughes	125,000	0.04
Andrew Taylor	91,238	0.03
Robin Taylor	406,767	0.13
Gordon Stuart	50,000	0.02
Peter Manning	50,000	0.02
Total	723,005	0.23

Irrevocable undertaking given by General Atlantic

General Atlantic has given an irrevocable undertaking (i) to vote in favour of the Scheme and the resolutions to be proposed at the Court Meeting and the General Meeting; and (ii) if the Acquisition is subsequently structured as a Takeover Offer, to accept any Takeover Offer made by CSG:

Name	Number of Intec Shares	Per cent. of Intec’s Issued Share Capital
General Atlantic	37.317 million	11.85

[1]	This number includes the number of Intec Shares held by family members of the relevant director to which the irrevocable also relates.

APPENDIX IV

DEFINITIONS

The following definitions apply throughout this announcement unless the context requires otherwise.

2006 Act	the Companies Act 2006 (as amended, modified, consolidated, re-enacted or replaced from time to time)

Accounting Date	30 September 2009

Acquisition	the direct or indirect acquisition of the entire issued and to be issued share capital of Intec by CSG (other than Intec Shares already held by CSG (if any)), to be effected by way of: (i) the Scheme; or (ii) the Takeover Offer (as the case may be)

Authorisations	approvals, authorisations, orders, grants, determinations, recognitions, confirmations, consents, licences, clearances, waivers, certificates, provisions and permissions

BSS	business support systems

Business Day	a day (other than a Saturday or Sunday) on which banks in the UK and USA are generally open for business

City Code or Code	the City Code on Takeovers and Mergers, as amended from time to time

Closing Price	the closing middle market price of an Intec Share as derived from the Daily Official List

Competing Break Fee	a break fee, inducement fee or similar fee in relation to any Competing Proposal

Competing Proposal	any offer, scheme of arrangement, merger or business combination, or similar transaction, which is announced or entered into, or is proposed, by a third party which is not acting in concert (as defined in the City Code) with CSG, including any revisions thereof, and the purpose of which is, or would be, to enable that third party (or any other person) to acquire, directly or indirectly, all or a significant proportion (being 30 per cent. or more when aggregated with the shares already held by the third party and any person acting in concert (as defined in the City Code) with that third party) of the share capital of Intec, or all or a significant proportion (being 30 per cent. or more) of its undertaking, assets or business, or any other arrangement or transaction or series of the same which is inconsistent with the implementation of the Acquisition

Conditions	the terms and conditions of the Acquisition, as set out in Appendix I of this announcement and to be set out in the Scheme Document

Court	the High Court of Justice in England and Wales

Court Hearings	the hearings by the Court to (i) sanction the Scheme under Part 26 of the 2006 Act and (ii) to confirm the Reduction of Capital

Court Meeting	the meeting or meetings of Scheme Shareholders to be convened by order of the Court pursuant to Part 26 of the 2006 Act to approve the Scheme (with or without amendment) including any adjournment or postponement of any such meeting

Court Orders	the orders of the Court sanctioning the Scheme under Section 899 of the 2006 Act and confirming the Reduction of Capital

CSG	CSG Systems International Inc. and/or, if the context so requires, CSG Systems UK Limited, its wholly owned subsidiary undertaking which will make the Acquisition

CSG Group	CSG and its subsidiaries and subsidiary undertakings

CSG Systems	CSG Systems, Inc.

Daily Official List	the daily official list of the London Stock Exchange

Disclosed	publicly announced by Intec prior to the date of this announcement (by delivery of an announcement to a Regulatory Information Service) or as otherwise fairly disclosed prior to the date of this announcement to CSG by or on behalf of Intec in the course of negotiations

Effective

(i) if the Acquisition is implemented by way of the Scheme, the Scheme having become effective in accordance with its terms; or

(ii) if the Acquisition is implemented by way of a Takeover Offer, such offer having been declared or become unconditional in all respects in accordance with the requirements of the City Code

Effective Date

(i) if the Acquisition is implemented by way of the Scheme, the date that the Scheme becomes effective in accordance with its terms; or

(ii) if the Acquisition is implemented by way of a Takeover Offer, the date that such offer is declared or becomes unconditional in all respects in accordance with the requirements of the City Code

General Atlantic	means, together, General Atlantic Partners 60, L.P., General Atlantic Partners (Bermuda), L.P., GapStar, LLC, GAPCO GmbH & Co. KG, GAP Coinvestment Partners II, L.P., GAP Coinvestments III, LLC and GAP Coinvestments IV, LLC

General Meeting	the general meeting of Intec Shareholders to be convened in connection with the Scheme to consider and, if thought fit, approve certain resolutions in relation to the Scheme and the Acquisition (with or without amendment) and any adjournment thereof

Greenhill	Greenhill & Co. International LLP

Implementation Agreement	the agreement containing certain obligations and commitments in relation to the implementation of the Acquisition entered into by CSG and Intec on 24 September 2010

Intec	Intec Telecom Systems PLC

Intec Connected Person	in relation to Intec, each member of Intec’s Group and each of their respective directors, officers, employees, consultants, agents and advisers

Intec Group	Intec and its subsidiaries and subsidiary undertakings

Intec Share Schemes	the Intec Company Share Option Scheme, the Intec Telecom Systems PLC 2000 Stock Option and Incentive Plan for United States Employees and the Intec Telecom Systems Long-Term Incentive Plan

Intec Shareholders	registered holders of Intec Shares from time to time

Intec Shares	ordinary shares of 1 penny each in the capital of Intec

Listing Rules	the listing rules of the UK Listing Authority (as amended from time to time)

London Stock Exchange	London Stock Exchange plc

Major Transaction	any proposal by Intec or any other member of the Intec Group to dispose of any significant part (being 30 per cent. or more) of its undertaking, business or assets or any other transaction requiring the approval of Intec Shareholders under the Listing Rules

Meetings	the Court Meeting and the General Meeting

Official List	the Official List of the UK Listing Authority

Panel	the Panel on Takeovers and Mergers

Permitted Adjournment	an adjournment of the Court Meeting and/or the General Meeting which is sought by Intec as a result of: (i) a request for such adjournment made by CSG; (ii) any requirement of the Court or the Panel; or (iii) events or circumstances which are beyond the reasonable control of Intec and which prevent, prohibit or materially restrict Intec’s ability to convene, hold and transact the relevant business at each of the Meetings at the time and date specified in the Scheme Document

Proposals	the Scheme and other matters to be considered at the Meetings

RBS Hoare Govett	RBS Hoare Govett Limited

Reduction Court Order	the order of the Court confirming the Reduction of Capital

Reduction of Capital	the proposed reduction of the share capital of Intec in connection with the Scheme under Chapter 10 of Part 17 of the 2006 Act

Reduction Record Time	6.00 p.m. on the Business Day immediately before the court hearing to confirm the Reduction of Capital

Registrar of Companies	the Registrar of Companies for England and Wales

Regulatory Information Service	one of the regulatory information services authorised by the UK Listing Authority to receive, process and disseminate regulatory information from listed companies

Scheme or Scheme of Arrangement	the scheme of arrangement proposed to be made under Part 26 of the 2006 Act between Intec and the Scheme Shareholders, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Intec and CSG, the full terms of which will be set out in the Scheme Document or (as the case may be) any supplemental circular(s)

Scheme Court Hearing	the hearing of the Court to sanction the Scheme

Scheme Document	the document containing and setting out, inter alia, the full terms and conditions of the Scheme and containing the notices convening the Court Meeting and General Meeting

Scheme Record Time	the time and date specified as such in the Scheme Document, expected to be 6.00 p.m. London time on the Business Day prior to the Effective Date

Scheme Shareholders	the holders of Scheme Shares

Scheme Shares

Intec Shares:

(i) in issue at the date of the Scheme Document;

(ii) (if any) issued after the date of the Scheme Document and prior to the Scheme Voting Record Time; and

(iii) (if any) issued on or after the Scheme Voting Record Time and before the Reduction Record Time either on terms that the original or any subsequent holders thereof shall be bound by the Scheme and/or in respect of which the holders thereof shall have agreed to be bound by the Scheme, but excluding any Intec Shares held by CSG and any other Intec Shares which Intec and CSG agree will not be subject to the Scheme

Scheme Voting Record Time	the time and date specified in the Scheme Document by reference to which entitlement to vote at the Court Meeting will be determined

Statement of Capital	the statement of capital approved by the Court and showing with respect to Intec’s share capital, as altered by the Court Order confirming the Reduction of Capital, the information required by section 649 of the 2006 Act

subsidiary	has the meaning ascribed to it in Section 1159 of the 2006 Act

subsidiary undertaking	has the meaning ascribed to it in Section 1162 of the 2006 Act

Substantial Interest	a direct or indirect interest of more than 20 per cent. but less than 50 per cent. of the voting equity capital of an undertaking

Superior Proposal	a bona fide Competing Proposal which the directors of Intec consider, acting reasonably and in good faith and after consultation with their legal and financial advisers, is able to be announced pursuant to Rule 2.5 of the City Code promptly and is likely to be completed in accordance with its terms taking into account all financial, regulatory and other aspects of such proposal (including the ability of the proposing party to consummate the transactions contemplated by such proposal) and which at the time of announcement would be superior to the Acquisition from a financial point of view for Intec Shareholders, and which the directors of Intec are therefore minded to recommend

Takeover Offer	the offer to acquire the entire issued and to be issued share capital of Intec by CSG (or its wholly-owned subsidiary undertaking) by means of a takeover offer made pursuant to the City Code

Third Party	any central bank, ministry, government, government department, governmental, quasi-governmental, supranational, statutory, regulatory or investigative body or authority (including any national or supranational anti-trust or merger control authority), national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof), trade agency, association, institution or professional or environmental body or any other person or body whatsoever in any relevant jurisdiction, including for the avoidance of doubt, the Panel

UK or United Kingdom	the United Kingdom of Great Britain and Northern Ireland

UK Listing Authority	the Financial Services Authority, its successor from time to time, or any other body acting in its capacity as the competent authority for listing under the Financial Services and Markets Act 2000

US or United States	the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia

US Exchange Act	the United States Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder

US Holders	holders of Intec Shares ordinarily resident in the United States or with a registered address in the United States, and any custodian, nominee or trustee holding Intec Shares for persons in the United States or with a registered address in the United States

Wider CSG Group	CSG and the subsidiaries and subsidiary undertakings of CSG and associated undertakings (including any joint venture, partnership, firm or company) and any other undertakings in which CSG and such undertakings (aggregating their interests) have a Substantial Interest

Wider Intec Group	Intec and the subsidiaries and subsidiary undertakings of Intec and associated undertakings (including any joint venture, partnership, firm or company) and any other undertakings in which Intec and such undertakings (aggregating their interests) have a Substantial Interest.

References to an enactment include references to that enactment as amended, replaced, consolidated or re-enacted by or under any other enactment before or after the date of this announcement. All references to time in this announcement are to London time unless otherwise stated.